Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan                           (651) 293-2809

Lisa L. Curran                                                                      (651) 293-2185

ECOLAB DELIVERS STRONG FIRST QUARTER EPS

Reported diluted EPS $0.53; adjusted EPS +20% to $0.60

2013 adjusted EPS forecast range increased to $3.45-$3.55, +16% to 19%, including expected accretion from the completed Champion acquisition

2013 FIRST QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.53

•                  Record adjusted EPS $0.60, +20%, excluding special gains and charges and discrete tax items, led by good results from Global Food & Beverage and Global Specialty along with overall strong operating margin improvement

•                  Reported and fixed currency sales +2%; fixed currency sales +3% excluding acquisitions and divestitures

CHAMPION ACQUISITION CLOSED:

•                  Champion estimated 2013 adjusted earnings per share accretion $0.07, rising to $0.50 in 2016

•                  Expect to realize cost synergies of $150 million by the end of 2015

•                  Restructuring plan of $80 million announced to realize acquisition-related cost synergies

	First Quarter Ended March 31
	(unaudited)
	Reported			Adjusted*
	First Quarter		%	First Quarter		%
(Millions, except per share)	2013	2012	change	2013	2012	change

Net Sales	$2,872.1	$2,810.9	2%	$2,872.1	$2,810.9	2%
Operating Income	261.7	165.8	58%	313.4	283.2	11%
Net Income Attributable to Ecolab	159.6	49.7	221%	180.5	150.3	20%
Diluted Net Income Per Share	$0.53	$0.17	212%	$0.60	$0.50	20%

* These non-GAAP measures are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., April 30, 2013:  Ecolab delivered strong first quarter earnings results that reached the top end of the company’s forecasted range.  The performance was led by healthy margin gains, which along with a lower interest expense and tax rate produced a 20% adjusted earnings per share increase over last year.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “The first quarter earnings reached the top end of our forecast range as we delivered excellent earnings growth despite comparison to a strong period last year and challenging market conditions in 2013.  Our team did a good job delivering results, with new account growth, appropriate pricing and significant synergy and cost savings driving the strong double-digit earnings improvement.

“While the global markets remain mixed, with continued sluggish trends in North America and softer trends in Europe offset by favorable markets in Asia Pacific and Latin America, we look for improved sales growth and further double-digit earnings per share gains over the balance of 2013 and for the full year. Our new business results have been accelerating.  Our product innovation remains strong as we continue to emphasize new and more effective products.  Our large and well-trained global sales and service teams continue to provide our customers with the most effective and comprehensive personalized on-site service.  When combined, we are able to provide the best results and lowest water, energy and labor costs for both large and small customers.  We believe this formula remains a powerful competitive advantage to differentiate us in the market, and we will continue to leverage it to deliver better results for our customers and better returns for our shareholders.

“We are also pleased to have closed on our acquisition of Champion earlier this month.  Champion improves our ability to better serve customers by bringing important and complementary geographic and technology strengths to our Global Energy business — bolstering the steady-growth upstream production area — and enables us to better serve our customers in attractive and growing oil and gas development opportunities.   In addition, we expect it will provide significant earnings accretion, adding approximately $0.07 to 2013 adjusted earnings per share and rising to $0.50 by 2016.”

Quarter overview

	First Quarter Ended March 31
	(unaudited)
	Reported		%	Adjusted Fixed Currency		%
(Millions)	2013	2012	Change	2013	2012	Change
Net Sales	$2,872.1	$2,810.9	2%	$2,861.8	$2,795.6	2%
Operating Income	261.7	165.8	58%	312.6	283.1	10%

Ecolab’s reported and fixed currency sales rose 2% to a record $2.9 billion in the first quarter of 2013.  When adjusted for acquisitions and divestitures, first quarter 2013 fixed currency sales rose 3%.

First quarter 2013 reported operating income increased 58% to $262 million. Both reported first quarter 2013 and 2012 results include special gains and charges and discrete tax items.  Excluding special gains and charges, first quarter 2013 adjusted operating income of $313 million increased 11% compared with first quarter 2012 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, first quarter 2013 adjusted fixed currency operating income of $313 million increased 10% when compared with first quarter 2012 adjusted fixed currency operating income.

First quarter 2013 reported net income attributable to Ecolab increased 221% to $160 million, representing $0.53 per diluted share, and included special gains and charges and discrete tax net benefits.

First quarter 2013 adjusted net income attributable to Ecolab rose 20% to $181 million, and adjusted diluted earnings per share increased 20% to $0.60, when compared with first quarter 2012 adjusted diluted earnings per share of $0.50.  Currency translation had no significant effect on reported and adjusted diluted earnings per share in the first quarter of 2013.

Segment review

Effective in 2013, we have a new organizational model to support global growth which has changed our financial reporting segment structure.  In order to provide a meaningful comparison of the results of operations, 2012 segment information has been recast to be consistent with how these businesses are now managed.  This supplemental unaudited business segment information is located on our website at www.ecolab.com/investor and in Ecolab’s current report on Form 8-K filed April 26, 2013.

First quarter 2013 sales for the Global Industrial segment, when measured at fixed currency rates, rose 1% to $1,141 million led by solid Global Food & Beverage growth which more than offset slight declines in Global Water and Global Paper sales.  Fixed currency operating income increased 19% to $117 million compared with the year ago period.  When adjusted for acquisitions, first quarter 2013 fixed currency sales were flat and showed similar results by region. Excluding the impact of mining and the deemphasized businesses which declined versus last year, Global Water sales to the heavy and light industries were flat; regionally, North America recorded good sales growth which was more than offset by modest sales declines elsewhere due to a challenging comparison period in last year’s first quarter. When measured at public currency rates, Global Industrial sales were $1,146 million and operating income was $118 million.

First quarter 2013 sales for the Global Institutional segment, when measured at fixed currency rates, rose 2% to $975 million, led by double-digit Global Specialty sales growth.  Fixed currency operating income increased 9% to $145 million compared with last year. Global Healthcare sales grew modestly and Global Institutional business sales were flat.  Sales for the segment showed strong growth in Latin America with good gains in Asia Pacific and North America, which more than offset lower sales in EMEA.  When measured at public currency rates, Global Institutional sales were $978 million and operating income was $145 million.

Global Energy segment sales, when measured at fixed currency rates, grew 7% to $579 million in the first quarter 2013 led by growth in the upstream market.  Fixed currency operating income decreased 4% to $79 million.  Both results reflect the comparison to an unusually strong first quarter 2012, when fixed currency sales rose 29% and operating income rose 53%, as well as ongoing investment in the field sales organization.  Full year 2013 sales and operating income are expected to grow at double-digits rates. When measured at public currency rates, Global Energy sales were $580 million and operating income was $79 million.

Other segment sales, when measured at fixed currency rates, declined 5% to $167 million in the first quarter.  Fixed currency operating income increased 4% to $21 million.  Adjusted for the sale of Vehicle Care in the fourth quarter 2012, first quarter 2013 fixed currency sales increased 5% with good results from both Global Pest Elimination and Equipment Care, and fixed currency operating income increased 12%.  When measured at public currency rates, Other segment reported sales were $168 million and reported operating income was $21 million.

The Corporate segment includes amortization from the Nalco merger intangible assets and certain merger integration costs.  The Corporate segment also includes special gains and charges.  Special gains and charges for the first quarter 2013 were a net charge of $53 million ($36 million after-tax) and primarily consisted of a charge related to the devaluation of the Venezuelan currency, restructuring charges, Nalco integration costs and Champion acquisition related costs.  Special gains and charges for the first quarter 2012 were a net charge of $131 million ($99 million after-tax) and primarily consisted of charges for the fair value step-up of Nalco inventory, restructuring costs, Nalco integration and early debt retirement costs.

The reported income tax rate for the first quarter 2013 was 19.6% and compared with the reported rate of 44.7% in the first quarter 2012.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate was 28.2% in the first quarter 2013 compared with 30.7% for the same period last year.  The improved tax rate was primarily the result of global tax planning actions and the geographic mix of income.

Energy Restructuring

Ecolab announced that it plans to undertake restructuring and other cost-saving actions to realize its Champion acquisition-related cost synergies as well as streamline and strengthen Ecolab’s position in the fast growing energy market.  As a result of these actions, Ecolab anticipates cost synergies of approximately $25 million in 2013, with annual acquisition cost synergies of $150 million achieved by the end of 2015.

Actions associated with the acquisition to improve the effectiveness and efficiency of the business includes the following:

•                  A reduction of the combined business’s current global workforce by approximately 500 positions.  A number of these reductions are expected to be achieved through open positions and attrition.  Those whose jobs are eliminated will be offered severance and outplacement as appropriate.

•                  Improved ongoing leverage and simplification in global supply chain, including the reduction of plant and distribution center locations.

•                  Rationalization of sales offices and other redundant facilities.

•                  Procurement savings from the company’s larger scale.

•                  Product line optimization.

The pretax merger-related restructuring costs are expected to be approximately $80 million ($55 million after tax), with approximately $50 million ($30 million after tax) in 2013.  The company anticipates that approximately $60 million of the $80 million restructuring costs will represent net cash expenditures.  The restructuring is expected to be completed by the end of 2015.

Business Outlook

2013

Ecolab expects 2013 full-year adjusted earnings per share — including expected accretion from the Champion acquisition — in a $3.45 to $3.55 range, representing a 16% to 19% increase over the prior year.  This includes a forecasted $0.07 of accretion from the Champion acquisition.  Ecolab previously forecast 2013 earnings per share in a $3.38 to $3.48 range excluding Champion.  When compared with the full year 2012, and excluding the impact of the Champion acquisition, we look for solid fixed currency sales growth, improved adjusted gross margin and SG&A ratios to sales, and a lower adjusted effective tax rate to drive a double-digit adjusted earnings per share performance.

Special gains and charges for the full year 2013 are expected to be approximately a $0.45 per share net charge, primarily driven by restructuring charges, Nalco integration costs, Champion acquisition related costs and the Venezuelan devaluation charge and discrete tax items within first quarter.  Future amounts related to discrete tax items for 2013, if any, are not currently quantifiable.

2013 — Second Quarter

Ecolab expects second quarter adjusted earnings per share in the $0.81 to $0.85 range, including an expected $0.01 per share accretion from Champion, and representing a 13% to 18% increase when compared with adjusted earnings per share of $0.72 a year ago. When compared with the second quarter 2012 performance, we look for the second quarter 2013 to show double-digit fixed currency sales growth, with acquisition-adjusted fixed currency sales growth in the mid-single digits; Ecolab also expects improved adjusted operating income and a lower adjusted effective tax rate, yielding double-digit adjusted earnings per share growth in the second quarter.

Our detailed outlook for the second quarter 2013 is as follows:

Adjusted Gross Margin, excluding special gains and charges	45% to 46%
SG&A % of Sales	32% to 33%
Interest expense, net	$65 million to $70 million
Adjusted effective tax rate	28% - 29%
Adjusted EPS, excluding special gains and charges	$0.81 - $0.85
Diluted shares	approx. 307 million

We expect second quarter 2013 special gains and charges, including restructuring charges, Nalco integration costs, Champion deal and integration costs, and Energy restructuring related costs to be a net charge of approximately $0.25 per share.

Reported second quarter 2012 diluted earnings per share of $0.62 included special gains and charges and discrete tax items.  Excluding these items, second quarter 2012 adjusted diluted earnings per share were $0.72.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2012 sales of $12 billion and 41,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business prospects, including forecasted 2013 second quarter and full year business results, including fixed currency sales, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted effective tax rate, adjusted earnings per share and diluted shares outstanding;  adjusted operating income; special gains and charges, including restructuring charges, Nalco integration costs, Champion acquisition and integration costs and Energy restructuring related costs;  expected accretion from the Champion acquisition; Champion acquisition cost synergies; restructuring and cost savings actions, including workforce reductions;  procurement savings and facility rationalizations; economic and market conditions; sales growth; new product introductions; and margin improvement.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. In addition, as it relates to the Champion acquisition, these risks and uncertainties include problems that may arise in successfully integrating the businesses of the company and Champion, which may result in the combined business not operating as effectively and efficiently as expected.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K for the year ended December 31, 2012, the company’s other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk; our ability to integrate the Nalco merger and the Champion acquisition and to realize the anticipated benefits of these transactions; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures; exposure to global economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted effective tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales, fixed currency operating income and adjusted fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2013.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2013

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2013	2012	Change

Net sales	$2,872.1	$2,810.9	2%

Cost of sales (1)	1,564.9	1,614.0	-3%
Selling, general and administrative expenses	995.8	989.7	1%
Special (gains) and charges (1)	49.7	41.4
Operating income	261.7	165.8	58%
Interest expense, net (1)	61.5	86.1	-29%
Income before income taxes	200.2	79.7	151%
Provision for income taxes	39.2	35.6	10%
Net income including noncontrolling interest	161.0	44.1	265%
Less: Net income (loss) attributable to noncontrolling interest (1)	1.4	(5.6)
Net income attributable to Ecolab	$159.6	$49.7	221%

Earnings attributable to Ecolab per common share
Basic	$0.54	$0.17	218%
Diluted	$0.53	$0.17	212%

Weighted-average common shares outstanding
Basic	295.4	291.5	1%
Diluted	300.9	297.9	1%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

	First Quarter Ended
	March 31
(millions)	2013	2012

Cost of sales
Restructuring	$2.0	$2.1
Recognition of Nalco inventory fair value step-up	—	73.9
Subtotal	2.0	76.0

Special (gains) and charges
Restructuring charges	18.5	26.5
Champion acquisition costs	7.8	—
Nalco merger and integration costs	3.8	14.9
Venezuela currency devaluation	23.4	—
Litigation related charges and other	(3.8)	—
Subtotal	49.7	41.4

Operating income subtotal	51.7	117.4

Interest expense, net
Acquisition debt costs	2.2	—
Debt extinguishment costs	—	18.2
Subtotal	2.2	18.2

Net income attributable to noncontrolling interest
Venezuela currency devaluation	(0.5)	—
Recognition of Nalco inventory fair value step-up	—	(4.5)
Subtotal	(0.5)	(4.5)

Total	$53.4	$131.1

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2013

(unaudited)

	First Quarter Ended
	March 31
(millions)	2013	2012	% Change

Net Sales
Global Industrial	$1,140.7	$1,129.9	1%
Global Institutional	974.7	951.3	2%
Global Energy	579.1	538.9	7%
Other	167.3	175.5	-5%
Subtotal at fixed currency rates	2,861.8	2,795.6	2%
Currency impact	10.3	15.3
Consolidated	$2,872.1	$2,810.9	2%

Operating Income
Global Industrial	$117.1	$98.1	19%
Global Institutional	145.3	132.9	9%
Global Energy	78.8	82.1	-4%
Other	20.6	19.9	4%
Corporate	(100.9)	(167.3)
Subtotal at fixed currency rates	260.9	165.7	57%
Currency impact	0.8	0.1
Consolidated	$261.7	$165.8	58%

Note: The Corporate segment includes amortization from the Nalco merger’s intangible assets and certain merger integration costs. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

Effective in the first quarter of 2013, the company changed its reportable segments due to a change in its underlying organizational model designed to support the business following the Nalco merger and to facilitate global growth.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	March 31	December 31	March 31
(millions)	2013	2012	2012

Assets
Current assets
Cash and cash equivalents	$824.3	$1,157.8	$354.0
Accounts receivable, net	2,182.1	2,225.1	2,049.0
Inventories	1,145.3	1,088.1	1,087.4
Deferred income taxes	201.3	205.2	183.2
Other current assets	250.4	215.8	286.2
Total current assets	4,603.4	4,892.0	3,959.8

Property, plant and equipment, net	2,415.5	2,409.1	2,331.6
Goodwill	5,908.5	5,920.5	5,946.8
Other intangible assets, net	4,022.5	4,044.1	4,237.8
Other assets	346.3	306.6	328.6

Total assets	$17,296.2	$17,572.3	$16,804.6

Liabilities and Equity
Current liabilities
Short-term debt	$497.1	$805.8	$1,346.9
Accounts payable	845.0	879.7	805.1
Compensation and benefits	405.4	518.8	409.8
Income taxes	108.1	77.4	71.2
Other current liabilities	828.6	771.0	808.7
Total current liabilities	2,684.2	3,052.7	3,441.7

Long-term debt	5,737.1	5,736.1	4,911.0
Postretirement health care and pension benefits	1,219.2	1,220.5	1,164.7
Other liabilities	1,423.2	1,402.9	1,482.1
Total liabilities	11,063.7	11,412.2	10,999.5

Equity
Common stock	343.6	342.1	337.5
Additional paid-in capital	4,309.7	4,249.1	4,049.5
Retained earnings	4,112.3	4,020.6	3,551.3
Accumulated other comprehensive loss	(509.2)	(459.7)	(249.5)
Treasury stock	(2,094.7)	(2,075.1)	(1,955.6)
Total Ecolab shareholders’ equity	6,161.7	6,077.0	5,733.2
Noncontrolling interest	70.8	83.1	71.9
Total equity	6,232.5	6,160.1	5,805.1

Total liabilities and equity	$17,296.2	$17,572.3	$16,804.6

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2012	2012	2012	2012
Diluted earnings per share, as reported (U.S. GAAP)	$0.17	$0.62	$0.79	$0.80	$1.58	$0.77	$2.35

Adjustments:
Special (gains) and charges (1)	0.33	0.11	0.44	0.07	0.51	0.14	0.65
Tax expense (benefits) (2)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	(0.02)	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.50	$0.72	$1.22	$0.87	$2.09	$0.89	$2.98

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2013	2013	2013	2013	2013	2013	2013
Diluted earnings per share, as reported (U.S. GAAP)	$0.53

Adjustments:
Special (gains) and charges (3)	0.12
Tax expense (benefits) (4)	(0.05)

Adjusted diluted earnings per share (Non-GAAP)	$0.60

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2012 include restructuring charges of $21.4 million, $23.8 million, $14.7 million and $40.4 million, net of tax in the  first, second, third and fourth quarters, respectively. Special (gains) and charges for 2012 also include $10.0 million, $8.8 million, $11.7 million and  $15.5 million, net of tax, in the first, second, third and fourth quarters, respectively related to Nalco merger and integration costs. Special gains and  charges for 2012 also include $56.3 million, net of tax, in first quarter, for the recognition of Nalco inventory fair value step-up. Special (gains) and  charges for 2012 also include debt extinguishment costs of $11.4 million, net of tax, in the first quarter. Special (gains) and charges for 2012 also  include $3.3 million and $12.7 million, net of tax in the third and fourth quarters, respectively, related to Champion acquisition costs. Special (gains)  and charges for 2012, also include a net of tax gain of $8.1 million in the third quarter related to the sale of an investment in a U.S. business, originally sold prior to 2012. Special (gains) and charges for 2012 also include a net gain of $27.6 million, net of tax in the fourth quarter related to the sale of  our Vehicle Care division offset partially by litigation related charges.

(2) First quarter 2012 tax expense includes various individually insignificant items, which net to total discrete tax expense of $1.4 million. Second  quarter 2012 discrete tax net benefits of $2.6 million primarily include the impact of remeasurement of foreign deferred tax assets and liabilities  due to the impact of tax rate changes resulting from a change in tax jurisdiction, offset partially by foreign audit settlements and adjustments. Third quarter 2012 discrete tax net benefits of $0.9 million primarily include net benefits from filing our 2011 U.S. federal tax return and a release  of a valuation allowance related to a capital loss carryforward, partially offset by the remeasurement of certain deferred tax assets and liabilities  resulting from changes in local country tax rates. Fourth quarter 2012 discrete tax net benefits of $7.1 million primarily include the remeasurment of  deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, as well as other various individually insignificant items.

(3) Special (gains) and charges for the first quarter 2013 include restructuring charges of $14.1 million, net of tax. Special (gains) and charges for the first quarter of 2013 also include $15.0 million, net of tax for the devaluation of Venezuelan currency, and $9.8 million, net of tax, related to Nalco merger  and Champion acquisition costs. Special (gains) and charges for the first quarter of 2013 also includes a net gain of $2.5 million, net of tax related to  other items.

(4) The first quarter 2013 discrete tax benefit of $15.5 million is driven primarily by net benefits related to the remeasurement of certain deferred tax  assets and liabilities and the retroactive extension during first quarter 2013 of the U.S. R&D credit.